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                                                                    Exhibit 99.1

Onyx Software Announces Preliminary Third Quarter Results

Restructuring Program Drives Goal of Profitability in Fourth Quarter

BELLEVUE, Wash.--(BUSINESS WIRE)--Oct. 8, 2001--Onyx Software Corporation (Nasdaq:ONXS - news), a global provider of customer relationship management
(CRM) enterprise applications, announced today preliminary financial results for the quarter ended September 30, 2001.

For the third quarter the company expects to report the following:

     . Revenue of approximately $20 million, including license revenue of approximately $6 million.

     . Pro-forma operating expense of approximately $28 million, which is approximately $4 million less than previously targeted levels.

     .    Pro-forma operating loss in the range of $7 million to $8 million.

"Onyx Software continued to engage prospects and close sales after September 11, despite heightened scrutiny of IT investments and logistical challenges to the sales process," said Brent Frei, CEO of Onyx Software. "Many customers postponed purchasing decisions due to a deteriorating business climate, including the events of September 11, resulting in our revenue shortfall. Our effective control of expenses throughout the quarter partially offset the earnings impact of unexpected events."

"The challenging business environment calls for decisive actions. We have taken steps that we expect will reduce fourth quarter expenses to less than $19 million, dramatically increasing the probability of achieving our goal of pro forma breakeven in the fourth quarter," Frei said.

In response to the business climate, Onyx Software today enacted a restructuring program that reduces expenses while preserving strategic initiatives, key product delivery schedules and global customer and partner support capabilities. Steps include:

     . Reducing overall workforce by approximately 25 percent to about 460 employees.

     . Redistributing a portion of employee base pay to incentive compensation tied to company profitability. The executive team has agreed to a redistribution of fifteen percent of their base pay, while other employees will see a smaller but meaningful portion redistributed.

     .    Streamlining the management team.

At the same time, Onyx will continue to focus on:

     .    Continuing investment in product development and customer services.

     . Extending partnerships with top-tier solution integrators to grow their Onyx-driven business and complement Onyx's internal consulting capabilities.

     . Optimizing sales force capacity to provide greater support to the stronger performers that have consistently generated the vast majority of license revenue.

     . Maintaining a global footprint with a stronger shift to channels in select regions.

"A company's long-term success relies on the combination of two things -- delivering business value to customers and doing it profitably," said Frei. "We believe that the steps we are taking to achieve profitability in the fourth quarter will not compromise the value associated with our products and services."

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As previously indicated, the company expects a significant third quarter restructuring charge that will be largely of a non-cash nature related to excess facilities previously identified. The company also expects to incur fourth quarter charges related to the workforce reduction and other restructuring actions.

Onyx has renewed a $15 million credit line with Silicon Valley Bank under more flexible terms.

Onyx Software will discuss preliminary financial results in a conference call today at 5 p.m. Eastern, (2 p.m. Pacific). We suggest you access the call 10-15 minutes prior to the start time by signing on at www.onyx.com. The call will be archived and available for replay at this same URL. Alternatively, you can participate by phone.

Onyx Software Preliminary Third Quarter Results Conference Call

When: Monday, October 8, 2001
Time: 5 p.m. (Eastern) / 2 p.m. (Pacific)
Dial-In: Toll and International: 913/981-5517 (please dial in 10 -15 minutes prior to call) Toll Free 800/289-0468
Passcode: 644255

Replay:
Toll and International: 719/457-0820
Toll free: 888/203-1112
           (Replay available from 8 pm Eastern through midnight, Monday, October
           15)
Passcode: 644255

About Onyx Software

Onyx Software Corp. (Nasdaq:ONXS - news) is a global supplier of customer relationship management (CRM) enterprise applications that power a company's entire business world, connecting sales, marketing and service organizations with customers, prospects and partners. Through an innovative mix of Internet technology, strategic services and customer commitment, Onyx helps companies create the seamless, branded customer experiences they need to forge competitive advantage and build real business value. Its reliable, scalable, flexible, holistic solutions enable companies to attract, acquire and retain customers and partners across all channels and touch points. Onyx customers include American Express, Broadwing, Commerce One, Credit Suisse, Dreyfus, FirstWorld Communications, Portland Trail Blazers, Prudential Investments and The Regence Group. Get more information at 888-ASK-ONYX, info@onyx.com or www.onyx.com.

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This press release contains forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx's actual results include, but are not limited to, the "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" described in our quarterly report on form 10-Q for the period ending June 30, 2001, and other reports filed with the SEC from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries.

Contact:
     Onyx Software Corp.
     Mark Lamb (Investor Relations), 425/519-4034
     Robin Rees (Public Relations), 425/519-4023 http://www.onyx.com

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